Exhibit 99.1

For Immediate Release	Symbol: POT
January 26, 2012
Listed: TSX, NYSE

PotashCorp Reports Fourth-Quarter Earnings of $0.78 Per Share

Key Performance and Outlook Highlights:

•	Fourth-quarter earnings of $0.78 per share; 39 percent higher than fourth-quarter 2010
•	Full-year earnings of $3.51 per share up 80 percent over 2010; second highest in company history
•	Full-year cash provided by operating activities reaches record $3.5 billion
•	2012 earnings guidance of $0.55-$0.75 per share for first quarter; $3.40-$4.00 per share for full year

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported fourth-quarter earnings of $0.78 per share1 ($683 million), surpassing the $0.56 per share ($508 million) earned in the same quarter of 2010. Earnings for full-year 2011 reached $3.51 per share ($3.1 billion), representing the second-highest total in company history and an 80 percent increase over the $1.95 per share ($1.8 billion) earned in 2010.

Gross margin for the fourth quarter totaled $890 million, exceeding the $826 million earned in 2010’s final quarter. This raised the 2011 total to $4.3 billion, well above the $2.7 billion in gross margin generated in 2010. Earnings before finance costs, income taxes and depreciation and amortization2 (EBITDA) of $1.1 billion and cash flow prior to working capital changes2 of $771 million for the fourth quarter raised annual totals to $4.8 billion and $3.7 billion, respectively. Each total surpassed those for the comparative period.

Our strategic offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile added $116 million to fourth-quarter earnings. Contributions from our investments for 2011 totaled $396 million, which includes dividend income from Sinofert Holdings Limited (Sinofert) in China received earlier in the year. The market value of our investments in these publicly traded companies equated to approximately $8.4 billion, or $10 per PotashCorp share, at market close on January 25, 2012.

“The drag of global economic concerns shook the confidence of fertilizer buyers and caused a greater decline in fourth-quarter demand than we had anticipated,” said PotashCorp President and Chief Executive Officer Bill Doyle. “However, we believe these short-term challenges do not change the more powerful drivers of our business. The return on fertilizer investment continues to be attractive to farmers world-wide and is expected to result in greater demand in the quarters ahead.”

Market Conditions

A typical seasonal slowdown in global fertilizer demand during the fourth quarter was exacerbated by near-term macroeconomic uncertainty. As phosphate and nitrogen fertilizer prices declined significantly late in the quarter from previously established annual highs, buyers of all three nutrients paused to assess market conditions before positioning product ahead of the upcoming planting season in key growing regions.

POTASH CORPORATION OF SASKATCHEWAN INC.

SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In this cautious environment, fourth-quarter potash shipments slowed from the record levels achieved through the first nine months of 2011. While the strength of demand in Latin American and Southeast Asian countries helped push offshore shipments from North American producers to a record 10.6 million tonnes for the year, movements for the fourth quarter were relatively flat compared to the same period in 2010. A significant portion of shipments for the quarter fulfilled previously committed contract volumes with China and India. In North America, dealers worked from existing inventories to meet immediate needs, which resulted in fourth-quarter movement from North American producers falling well below the comparative period in 2010. While pricing remained relatively stable in most major markets, the North American market pulled back slightly on weak demand and increased pressure from record offshore imports.

Similar conditions affected phosphate and nitrogen markets. Shipments of solid phosphate fertilizer from North American producers and US demand for urea and ammonia products slowed during the quarter from the same period in 2010. While strong agricultural fundamentals and tighter global supply pushed up prices through the first nine months of 2011, weaker demand during the fourth quarter led phosphate and nitrogen benchmark prices to decline from previous highs earlier in the year.

Potash

Despite higher realized prices, significantly lower sales volumes in fourth-quarter 2011 resulted in potash gross margin of $486 million, down from $536 million in the same quarter of the previous year. For the year, potash gross margin reached $2.7 billion – the second highest in our history and 50 percent higher than in 2010.

With dealers limiting purchases, fourth-quarter potash sales volumes of 1.6 million tonnes fell well short of the 2.4 million tonnes sold during the final quarter of 2010. Full-year totals climbed to 9 million tonnes, primarily on the strength of record shipments by Canpotex Limited (Canpotex), the offshore marketing agency for Saskatchewan potash producers. For the quarter, shipments to fulfill contract commitments to China and India accounted for 20 percent and 23 percent, respectively, of Canpotex’s volumes, a larger portion than in the previous year. Shipments to other Asian and Latin American markets represented 35 percent and 15 percent, respectively, of Canpotex’s sales volumes. North American buyers were especially cautious, as our fourth-quarter shipments fell to 0.4 million tonnes from 0.8 million tonnes in the same period of 2010.

Our average realized price of $431 per tonne for the fourth quarter was $108 per tonne higher than in the same period of 2010, but declined from the trailing quarter – a product of a higher percentage of sales shipped to lower-netback offshore contract markets, increased fixed transportation and distribution costs per tonne (as a result of lower North American volumes) and pressure from offshore imports in certain regions of the US.

Cost of goods sold on a per-tonne basis rose compared to fourth-quarter 2010, primarily as a result of increased labor and depreciation expenses as well as higher royalty payments. Nineteen shutdown weeks were incurred during the quarter related to scheduled downtime for maintenance and inventory adjustments at Rocanville and expansion-related work at Allan. Additionally, a larger allocation of tonnage sold from higher-cost facilities negatively affected per-tonne operating costs.

Phosphate

Fourth-quarter phosphate gross margin of $163 million – generated largely by liquid fertilizers ($78 million), solid fertilizers ($33 million), feed ($29 million) and industrial products ($19 million) – surpassed the $137 million earned in the same period of the previous year. This raised the full-year total to $648 million, an increase of nearly 90 percent over the $346 million recorded in 2010.

Phosphate sales volumes for the fourth quarter totaled 0.9 million tonnes, down from the 1 million tonnes sold in the same period of 2010. Slower demand for solid fertilizer products was partially offset by stable volumes in other product lines, highlighting the value of our diversified production.

Despite the softening of spot markets during the fourth quarter, average realized phosphate prices of $631 per tonne remained well above those in the fourth quarter of 2010.

Increased sulfur and ammonia input costs were the primary drivers of higher per-tonne cost of goods sold.

Nitrogen

Gross margin of $241 million for fourth-quarter 2011 surpassed the $153 million generated in the same period of the previous year and raised our full-year total to a record $916 million, well above the 2010 total of $528 million. Our Trinidad operation contributed $129 million to the fourth-quarter total, while our US operations generated $112 million.

Sales volumes of 1.1 million tonnes for the quarter trailed the 1.3 million tonnes sold in fourth-quarter 2010. Nitrogen solutions volumes at Geismar continued to be impacted by the limited availability of carbon dioxide necessary for production – an issue that will be rectified with the resumption of production at a previously idled ammonia plant at this facility in third-quarter 2012.

While key benchmark prices declined by the end of the quarter, our average realized nitrogen price of $461 per tonne remained well above that of fourth-quarter 2010. Strong industrial and agricultural demand paired with tight product supplies through much of the year led to higher prices across all nitrogen products relative to the same period in 2010.

The total average cost of gas included in production (including our hedge position) for the fourth quarter was 13 percent higher than during the same period a year earlier. Much of the increase was due to rising Trinidad gas costs, which reflected higher Tampa ammonia prices – the benchmark to which our Trinidad gas cost is indexed.

Financial

Selling and administration expenses for the quarter totaled $41 million, down from $64 million in the same period of 2010, primarily as a result of lower incentive accruals.

Improved earnings raised our income tax expense for the quarter to $247 million, up from $193 million in the final quarter of 2010. Fourth-quarter provincial mining taxes were lower, as accruals made earlier in the year were reduced during the quarter in conjunction with lower gross margin results.

We continued to invest in growing our potash capacity, which accounted for the majority of the $653 million expended on property, plant and equipment during the quarter and raised totals for the year to $2.2 billion. We have now spent more than 70 percent of the estimated capital required to complete our multi-year potash expansion program.

Outlook

The underlying fundamentals that drive fertilizer demand – including rising food requirements, historically low grain and oilseed stocks-to-use ratios and supportive grower economics – continue to encourage long-term growth for our business. While nutrient demand is built on the basics of soil science and supported by the expectation of profits for farmers, distributor confidence plays a role in the short-term movements of the market. Fertilizer buyers typically move aggressively when the product is needed and prices are rising, as evidenced through much of 2011, and pause in periods of market uncertainty and limited immediate demand, which occurred during the fourth quarter. These factors can impact the timing of demand for our products, but we believe they cannot alter the important role those products play in food production.

The demand slowdown we are witnessing today in the wake of macroeconomic concerns was not easily predictable as we entered the fourth quarter of 2011, but we believe the past year – and the current estimate for 2012 – is best viewed from a broader perspective. Global potash shipments for 2011 are estimated at approximately 55 million tonnes, marking the second consecutive year of significant growth. While the majority of demand occurred in the first nine months of 2011, fertilizer applications are believed to have remained robust throughout the year, even when dealer purchasing slowed in the fourth quarter.

We view the current year as the reverse of 2011, which started quickly but ended with weakened demand. Restocking of distributor inventories ahead of major application seasons has yet to begin in earnest, but is expected to accelerate as buyers move more aggressively to secure product to meet farmers’ demands. Although the lull in purchasing for the new year has resulted in lower estimates of annual global shipments, we still see potential for a record year in 2012, with shipments estimated to be in the range of 55-58 million tonnes.

In North America, the current cautious approach of dealers managing their potash inventories is expected to keep shipments for the first quarter below those of the opening quarter of 2011. Given supportive crop economics and the prospect of record corn and soybean plantings, we anticipate demand will strengthen as the year progresses, with total shipments in the range of 9.5-10 million tonnes for 2012.

Latin America is expected to remain a region of strength, following a year of record fertilizer imports by Brazil that included an estimated 7.5 million tonnes of potash. We anticipate buyers in this region will engage more aggressively by late in the first quarter, with rising farmer demand fueled by increasing acreage and strong crop economics for soybeans, corn and sugar cane. We estimate shipments to Latin America will be 10-10.5 million tonnes in 2012, potentially surpassing 2011 record levels.

Countries in other Asian markets (not including China and India) slowed potash purchases in the fourth quarter after record shipments during the first nine months of 2011, but demand is expected to pick up more significantly by the end of this quarter. Prices for palm oil, produced from potash-intensive oil palm, remain at high levels over concerns around tight supply. This, along with healthy returns for other key crops grown in this region, is expected to support robust demand throughout 2012. Shipments for the year are estimated to be 8-8.5 million tonnes, similar to levels achieved in 2011.

Following the completion of Canpotex shipments to China in fourth-quarter 2011, preliminary discussions have begun on a new supply contract for the first half of 2012. With inventories estimated at normal levels, we believe Canpotex negotiations should not be unduly prolonged. We anticipate China’s 2012 consumption will be in the range of 10.5-11 million tonnes, including imports of approximately 6.5 million tonnes.

While the long-term need for potash is significant in India, near-term demand is likely to face similar challenges to those presented in 2011. Uncertainty over government subsidy levels, a weakened rupee, higher retail potash prices and congestion at port facilities could limit near-term growth in this market. Canpotex shipments are expected to continue based on previously contracted volumes and pricing agreed to through first-quarter 2012, although deliveries will now likely carry over into the second quarter. For 2012, we anticipate total shipments to India will be in the range of 4-5 million tonnes.

While growth in potash demand is expected to remain robust in 2012, the slow start to the year means we will not fully utilize our operational capability. As in previous periods of slower demand, we intend to follow our long-held strategy of matching our production to market demand. This does not change our commitment to building new capacity or our conviction that the world will need more potash in the future.

We remain firm in our belief that growing pressure on the global food supply and the need to improve crop yields will increase the importance of potash over the next several years and we will continue to develop our operations – and our markets – with that long-term view. Although the growth of markets like India and China has been slower in recent years due to what we believe are short-term challenges, we recognize the tremendous pressure on the food supply in these countries and the important role that proper fertilization – and our company – will play in meeting their long-term requirements.

Building new potash capacity – or expansion of existing facilities – cannot happen quickly when demand grows. This unique aspect of our business makes it imperative that we operate with foresight and make the investment of capital and time to be ready when new supply is needed. We choose to prepare for the future, managing through short-term fluctuations, knowing few companies have the same time and cost advantages in adding capacity.

We see 2012 as another step forward for PotashCorp. Based on current conditions, we estimate our 2012 potash segment gross margin will approximate $2.9-$3.3 billion. Total shipments for the year are expected to be in the range of 9.2-10 million tonnes. Inventory-related downtime at our Allan, Lanigan and Rocanville facilities in the first quarter of 2012 is expected to result in first-quarter cost of goods sold above that achieved in the first quarter of 2011. Based on our estimated annual sales volumes guidance and operational capability of close to 12 million tonnes (before the impact of inventory-related downtime), additional curtailments may be necessary in 2012.

Although prices for nitrogen and phosphate fertilizers appear to have bottomed out and be strengthening as we move into the Northern Hemisphere’s main planting season, recent declines in key benchmark prices are expected to weigh on realized prices for these products through at least the first quarter. Higher realizations on phosphoric acid industrial contracts, which are time-lagged to input costs, are expected to improve margins for this product over 2011 levels. We anticipate first-quarter volumes for our phosphate and nitrogen business should rise from the final quarter of 2011 and full-year demand is expected to remain at or higher than 2011 totals. In this environment, we forecast our combined phosphate and nitrogen gross margin for 2012 to be in the range of $1.3-$1.6 billion.

Other income is expected to exceed 2011 levels at between $400 million and $450 million, while selling and administrative expenses are forecast to be $225-$245 million. We anticipate that finance costs will approximate $100-$120 million.

Capital expenditures for the year – excluding capitalized interest – are expected to be approximately $2.1 billion, of which approximately $400 million will relate to sustaining capital.

Our 2012 annual effective tax rate is forecast to be 25-27 percent and provincial mining and other taxes are expected to approximate 10-12 percent of total potash gross margin.

PotashCorp forecasts first-quarter net income per share to be in the range of $0.55-$0.75 and earnings for the full year between $3.40 and $4.00 per share.

Conclusion

“Although fertilizer purchasing patterns can shift for short periods, the need to improve crop yields and the science of fertilizer demand do not change,” said Doyle. “With our history in this business, we understand the necessity of looking beyond short-term market fluctuations and preparing for the long-term growth that typically follows. It is through this patient approach that we have built our company and we believe it will continue to best serve the interests of our shareholders and other stakeholders.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site:      www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations with major markets; the European sovereign debt crisis and the recent downgrade of US sovereign debt and political concerns over budgetary matters; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policies and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2010 under captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, January 26, 2012 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	– From Canada and the US:	1-877-881-1303
	– From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
– Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	December 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$430	$412
Receivables	1,195	1,059
Inventories	731	570
Prepaid expenses and other current assets	52	54

	2,408	2,095
Non-current assets
Property, plant and equipment	9,922	8,141
Investments in equity-accounted investees	1,187	1,051
Available-for-sale investments (Note 2)	2,265	3,842
Other assets	360	303
Intangible assets	115	115

Total Assets	$16,257	$15,547

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$832	$1,871
Payables and accrued charges	1,295	1,198
Current portion of derivative instrument liabilities	67	75

	2,194	3,144
Non-current liabilities
Long-term debt	3,705	3,707
Derivative instrument liabilities	204	204
Deferred income tax liabilities	1,052	737
Pension and other post-retirement benefit liabilities	552	468
Asset retirement obligations and accrued environmental costs	615	455
Other non-current liabilities and deferred credits	88	147

Total Liabilities	8,410	8,862

Shareholders’ Equity
Share capital	1,483	1,431
Unlimited authorization of common shares without par value; issued and outstanding 858,702,991 and 853,122,693 at December 31, 2011 and 2010, respectively
Contributed surplus	291	308
Accumulated other comprehensive income	816	2,394
Retained earnings	5,257	2,552

Total Shareholders’ Equity	7,847	6,685

Total Liabilities and Shareholders’ Equity	$16,257	$15,547

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Sales (Note 3)	$1,865	$1,813	$8,715	$6,539
Freight, transportation and distribution	(86)	(115)	(496)	(488)
Cost of goods sold	(889)	(872)	(3,933)	(3,361)

Gross Margin	890	826	4,286	2,690
Selling and administrative expenses	(41)	(64)	(217)	(228)
Provincial mining and other taxes	—	(21)	(147)	(77)
Share of earnings of equity-accounted investees	76	52	261	174
Dividend income	42	24	136	163
Other expenses	(3)	(82)	(13)	(125)

Operating Income	964	735	4,306	2,597
Finance Costs	(34)	(34)	(159)	(121)

Income Before Income Taxes	930	701	4,147	2,476
Income Taxes (Note 4)	(247)	(193)	(1,066)	(701)

Net Income	$683	$508	$3,081	$1,775

Net Income Per Share (Note 5)
Basic	$0.80	$0.58	$3.60	$2.00
Diluted	$0.78	$0.56	$3.51	$1.95

Dividends Per Share	$0.07	$0.03	$0.28	$0.13

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
(Net of related income taxes)	2011	2010	2011	2010

Net Income	$683	$508	$3,081	$1,775

Other comprehensive (loss) income
Net (decrease) increase in net unrealized gains on available-for-sale investments(1) (Note 2)	(230)	461	(1,581)	663
Net actuarial losses on defined benefit plans(2)	(11)	(25)	(136)	(25)
Net (losses) gains on derivatives designated as cash flow hedges(3)	(20)	6	(38)	(119)
Reclassification to income of net losses on cash flow hedges(4)	9	17	47	53
Other	(1)	(2)	(6)	(1)

Other Comprehensive (Loss) Income	(253)	457	(1,714)	571

Comprehensive Income	$430	$965	$1,367	$2,346

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Net of income taxes of $4 (2010 – $11) for the three months ended December 31, 2011 and $75 (2010 – $11) for the twelve months ended December 31, 2011.

(3)

Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $13 (2010 – $(4)) for the three months ended December 31, 2011 and $24 (2010 – $72) for the twelve months ended December 31, 2011.

(4)	Net of income taxes of $(6) (2010 – $(10)) for the three months ended December 31, 2011 and $(29) (2010 – $(32)) for the twelve months ended December 31, 2011.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gains on available- for-sale investments	Net unrealized losses on derivatives designated as cash flow hedges	Net actuarial losses on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance – January 1, 2011	$1,431	$308	$2,563	$(177)	$—	$8	$2,394	$2,552	$6,685
Net income	—	—	—	—	—	—	—	3,081	3,081
Other comprehensive (loss) income	—	—	(1,581)	9	(136)	(6)	(1,714)	—	(1,714)
Effect of share-based compensation	—	(9)		—	—	—	—	—	(9)
Dividends declared	—	—	—	—	—	—	—	(240)	(240)
Issuance of common shares	52	(8)	—	—	—	—	—	—	44
Transfer of actuarial losses on defined benefit plans	—	—	—	—	136	—	136	(136)	—

Balance – December 31, 2011	$1,483	$291	$982	$(168)	$—	$2	$816	$5,257	$7,847

(1)	Any amounts incurred during a period are cleared out to retained earnings at each period end. Therefore, no balance exists in the reserve at beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Operating Activities
Net income	$683	$508	$3,081	$1,775

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	115	124	489	449
Share-based compensation	2	2	24	24
Realized excess tax benefit related to share-based compensation	—	6	29	45
(Recovery of) provision for deferred income tax	(5)	89	337	177
Undistributed earnings of equity-accounted investees	(15)	(18)	(133)	(96)
Pension and other post-retirement benefits	9	(15)	(122)	(24)
Asset retirement obligations and accrued environmental costs	(1)	(28)	39	77
Other long-term liabilities and miscellaneous	(17)	12	(40)	82

Subtotal of adjustments	88	172	623	734

Changes in non-cash operating working capital
Receivables	122	(70)	(155)	256
Inventories	(132)	(51)	(146)	66
Prepaid expenses and other current assets	(13)	—	(1)	(6)
Payables and accrued charges	118	178	83	306

Subtotal of changes in non-cash operating working capital	95	57	(219)	622

Cash provided by operating activities	866	737	3,485	3,131

Investing Activities
Additions to property, plant and equipment	(653)	(562)	(2,176)	(2,079)
Purchase of long-term investments	(3)	—	(3)	(422)
Other assets and intangible assets	(61)	28	(72)	(71)

Cash used in investing activities	(717)	(534)	(2,251)	(2,572)

Cash before financing activities	149	203	1,234	559

Financing Activities
(Repayment of and finance costs on) proceeds from long-term debt obligations	(7)	984	(607)	984
(Repayment of) proceeds from short-term debt obligations	(50)	879	(445)	547
Dividends	(60)	(30)	(208)	(119)
Repurchase of common shares	—	(2,000)	—	(2,000)
Issuance of common shares	4	16	44	56

Cash used in financing activities	(113)	(151)	(1,216)	(532)

Increase in Cash and Cash Equivalents	36	52	18	27
Cash and Cash Equivalents, Beginning of Period	394	360	412	385

Cash and Cash Equivalents, End of Period	$430	$412	$430	$412

Cash and cash equivalents comprised of:
Cash	$46	$115	$46	$115
Short-term investments	384	297	384	297

	$430	$412	$430	$412

Supplemental cash flow disclosure
Interest paid	$65	$69	$233	$212
Income taxes paid (recovered)	$208	$31	$623	$(45)

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

1.	Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company.

The company previously prepared its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) as set out in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). The company adopted International Financial Reporting Standards (“IFRS”), which were incorporated into the CICA Handbook, on January 1, 2011 with effect from January 1, 2010. Accordingly, these unaudited condensed consolidated financial statements are based on IFRS, as issued by the International Accounting Standards Board (“IASB”). In these unaudited condensed consolidated financial statements, the term "Canadian GAAP" refers to Canadian GAAP before the company’s adoption of IFRS.

These unaudited condensed consolidated financial statements include the accounts of PCS and its wholly owned subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements. The company will include additional information under IFRS 1, "First-time Adoption of International Financial Reporting Standards", in its Annual Report in February 2012.

These unaudited condensed consolidated financial statements should be read in conjunction with the following sources:

•	2010 annual consolidated financial statements, for additional annual disclosures presented under Canadian GAAP;

•

2011 First Quarter Quarterly Report on Form 10-Q, for additional information under IFRS 1, "First-time Adoption of International Financial Reporting Standards" and descriptions of significant differences in the company’s IFRS and Canadian GAAP policies and transition impact; and

•	Note 6 to these unaudited condensed consolidated financial statements, for the adjustments between IFRS and Canadian GAAP as at and for the periods ended December 31, 2010.

In management’s opinion, the unaudited condensed consolidated financial statements include all adjustments necessary to fairly present such information.

2.	Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity instruments classified as available-for-sale, for which unrealized gains and losses are generally recognized in Other Comprehensive Income ("OCI"), a significant or prolonged decline in the fair value of the investment below its cost may be evidence that the assets are impaired. If objective evidence of impairment were to exist, the impaired amount (i.e., the unrealized loss) would be recognized in net income; any subsequent reversals would be recognized in OCI and would not flow back into net income.

At December 31, 2011, the company assessed whether there was objective evidence that its investment in Sinofert Holdings Limited ("Sinofert") was impaired. The fair value of the investment, recorded in the consolidated statements of financial position, was $439 compared to the cost of $579. Factors considered in assessing impairment included the length of time and extent to which fair value had been below cost, volatility, and current conditions specific to Sinofert and the Chinese market. The company concluded that objective evidence of impairment did not exist as at December 31, 2011 and, as a result, the unrealized holding loss of $140 was included in OCI. Impairment will be assessed again in future reporting periods if the fair value is below cost.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

3.	Segment Information

The company has three reportable operating segments: potash, phosphate and nitrogen. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended December 31, 2011

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$718	$606	$541	$—	$1,865
Freight, transportation and distribution	(32)	(37)	(17)	—	(86)
Net sales – third party	686	569	524	—
Cost of goods sold	(200)	(406)	(283)	—	(889)
Gross margin	486	163	241	—	890
Depreciation and amortization	(30)	(48)	(35)	(2)	(115)
Inter-segment sales	—	—	54	—	—

	Three Months Ended December 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$831	$521	$461	$—	$1,813
Freight, transportation and distribution	(57)	(37)	(21)	—	(115)
Net sales – third party	774	484	440	—
Cost of goods sold	(238)	(347)	(287)	—	(872)
Gross margin	536	137	153	—	826
Depreciation and amortization	(38)	(52)	(32)	(2)	(124)
Inter-segment sales	—	—	38	—	—

	Twelve Months Ended December 31, 2011

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$3,983	$2,478	$2,254	$—	$8,715
Freight, transportation and distribution	(244)	(166)	(86)	—	(496)
Net sales – third party	3,739	2,312	2,168	—
Cost of goods sold	(1,017)	(1,664)	(1,252)	—	(3,933)
Gross margin	2,722	648	916	—	4,286
Depreciation and amortization	(142)	(207)	(132)	(8)	(489)
Inter-segment sales	—	—	187	—	—

	Twelve Months Ended December 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$3,001	$1,822	$1,716	$—	$6,539
Freight, transportation and distribution	(259)	(144)	(85)	—	(488)
Net sales – third party	2,742	1,678	1,631	—
Cost of goods sold	(926)	(1,332)	(1,103)	—	(3,361)
Gross margin	1,816	346	528	—	2,690
Depreciation and amortization	(125)	(197)	(119)	(8)	(449)
Inter-segment sales	—	—	119	—	—

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

4.	Income Taxes

For the three months ended December 31, 2011, the company’s income tax expense was $247 (2010 — $193). For the twelve months ended December 31, 2011, its income tax expense was $1,066 (2010 — $701). The actual effective tax rate including discrete items for the three and twelve months ended December 31, 2011 was 27 percent and 26 percent, respectively (2010 — 28 percent for both periods). Total discrete tax adjustments that impacted the rate in the three months ended December 31, 2011 resulted in an income tax expense of $29 compared to an income tax expense of $21 in the same period last year. Total discrete tax adjustments that impacted the rate in the twelve months ended December 31, 2011 resulted in an income tax expense of $1 compared to an income tax expense of $63 in the same period last year. Significant items recorded included the following:

•	In first-quarter 2011, a current tax recovery of $21 for previously paid withholding taxes;

•	In 2011, a current tax recovery of $14 (of which $2 was recorded in the fourth quarter) due to income tax losses in a foreign jurisdiction;

•	In fourth-quarter 2011, a deferred tax expense of $26 to adjust amounts related to partnerships;

•	For 2010, a tax expense of $36 to adjust the 2009 income tax provision to the income tax returns filed for that year.

5.	Net Income Per Share

Basic net income per share for the quarter is calculated on the weighted average number of shares issued and outstanding for the three months ended December 31, 2011 of 857,615,000 (2010 — 877,160,000). Basic net income per share for the twelve months ended December 31, 2011 is calculated based on the weighted average number of shares issued and outstanding for the period of 855,677,000 (2010 — 886,371,000).

Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended December 31, 2011 was 875,706,000 (2010 — 900,602,000) and for the twelve months ended December 31, 2011 was 876,637,000 (2010 — 911,093,000).

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Twelve Months Ended December 31, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

6.	Transition to IFRS

The company adopted IFRS on January 1, 2011 with effect from January 1, 2010. The company’s financial statements for the year ended December 31, 2011 are the first annual consolidated financial statements that comply with IFRS. These unaudited condensed consolidated financial statements were prepared as described in Note 1.

Reconciliations from Canadian GAAP to IFRS

Reconciliation of Net Income

	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2010

Net Income – Canadian GAAP	$482	$1,806
IFRS adjustments to net income:
Policy choices
Employee benefits – Actuarial gains and losses	6	26
Other
Provisions – Changes in asset retirement obligations	20	(13)
Property, plant and equipment	(2)	34
Borrowing costs	(2)	(11)
Employee benefits – Past service costs	—	(2)
Impairment of assets	4	(3)
Constructive obligations	(4)	(3)
Share-based payments	(4)	(2)
Manufacturing cost variances at interim periods	33	—
Income taxes – Tax effect of above differences	(18)	(10)
Income tax-related differences	(7)	(47)

Net Income – IFRS	$508	$1,775

Reconciliation of Shareholders' Equity
		December 31, 2010

Shareholders’ Equity – Canadian GAAP		$6,804
IFRS adjustments to shareholders' equity:
Policy choices
Employee benefits – Actuarial gains and losses		(375)
Other
Provisions – Changes in asset retirement obligations		(79)
Property, plant and equipment		52
Investments (Equity investee adoption of IFRS earlier than PotashCorp)		(45)
Borrowing costs		(25)
Employee benefits – Past service costs and Canadian GAAP transition amounts		10
Impairment of assets		5
Constructive obligations		(5)
Share-based payments		1
Income taxes – Tax effect of above differences		154
Income tax-related differences		188

Shareholders’ Equity – IFRS		$6,685

Potash Corporation of Saskatchewan Inc.

Selected Operating and Revenue Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Potash Operating Data
Production (KCl Tonnes – thousands)	2,244	2,628	9,343	8,078
Shutdown weeks(1)	19.1	5.5	47.2	66.4
Sales (tonnes – thousands)
Manufactured Product
North America	422	804	3,114	3,355
Offshore	1,159	1,575	5,932	5,289

Manufactured Product	1,581	2,379	9,046	8,644

Potash Net Sales
(US $ millions)
Sales	$718	$831	$3,983	$3,001
Freight, transportation and distribution	(32)	(57)	(244)	(259)

Net Sales	$686	$774	$3,739	$2,742

Manufactured Product
North America	$217	$308	$1,502	$1,222
Offshore	465	461	2,223	1,506
Other miscellaneous and purchased product	4	5	14	14

Net Sales	$686	$774	$3,739	$2,742

Potash Average Price per MT
North America	$514	$384	$482	$364
Offshore	$401	$292	$375	$285

Manufactured Product	$431	$323	$412	$316

(1)	Includes planned routine annual maintenance shutdowns, inventory adjustment shutdowns, expansion-related shutdowns and other shutdowns.

Potash Corporation of Saskatchewan Inc.

Selected Operating and Revenue Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Phosphate Operating Data
Production (P2O5 Tonnes – thousands)	555	526	2,204	1,986
P2O5 Operating Rate	94%	89%	93%	84%
Sales (tonnes – thousands)
Manufactured Product
Fertilizer – Liquid phosphates	331	320	1,342	1,111
Fertilizer – Solid phosphates	255	346	1,324	1,291
Feed	139	139	548	622
Industrial	165	160	640	608

Manufactured Product	890	965	3,854	3,632

Phosphate Net Sales
(US $ millions)
Sales	$606	$521	$2,478	$1,822
Freight, transportation and distribution	(37)	(37)	(166)	(144)

Net Sales	$569	$484	$2,312	$1,678

Manufactured Product
Fertilizer – Liquid phosphates	$203	$131	$727	$416
Fertilizer – Solid phosphates	157	182	806	597
Feed	82	71	305	289
Industrial	120	95	445	351
Other miscellaneous and purchased product	7	5	29	25

Net Sales	$569	$484	$2,312	$1,678

Phosphate Average Price per MT
Fertilizer – Liquid phosphates	$614	$410	$541	$375
Fertilizer – Solid phosphates	$616	$525	$609	$462
Feed	$588	$505	$557	$464
Industrial	$727	$593	$695	$577

Manufactured Product	$631	$495	$592	$455

Potash Corporation of Saskatchewan Inc.

Selected Operating and Revenue Data

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Nitrogen Operating Data
Production (N Tonnes – thousands)	698	715	2,813	2,767
Average Natural Gas Production Cost per MMBtu	$6.35	$5.62	$6.13	$5.09
Sales (tonnes – thousands)
Manufactured Product
Ammonia	458	415	1,961	1,765
Urea	242	267	1,214	1,237
Nitrogen solutions/Nitric acid/Ammonium nitrate	381	595	1,837	2,204

Manufactured Product	1,081	1,277	5,012	5,206

Fertilizer sales tonnes	272	502	1,553	1,997
Industrial/Feed sales tonnes	809	775	3,459	3,209

Manufactured Product	1,081	1,277	5,012	5,206

Nitrogen Net Sales
(US $ millions)
Sales	$541	$461	$2,254	$1,716
Freight, transportation and distribution	(17)	(21)	(86)	(85)

Net Sales	$524	$440	$2,168	$1,631

Manufactured Product
Ammonia	$278	$183	$1,052	$670
Urea	122	107	564	419
Nitrogen solutions/Nitric acid/Ammonium nitrate	99	126	445	422
Other miscellaneous and purchased product	25	24	107	120

Net Sales	$524	$440	$2,168	$1,631

Fertilizer net sales	$123	$157	$667	$554
Industrial/Feed net sales	376	259	1,394	957
Other miscellaneous and purchased product	25	24	107	120

Net Sales	$524	$440	$2,168	$1,631

Nitrogen Average Price per MT
Ammonia	$607	$441	$536	$380
Urea	$502	$396	$464	$338
Nitrogen solutions/Nitric acid/Ammonium nitrate	$259	$213	$242	$192

Manufactured Product	$461	$325	$411	$290

Fertilizer average price per MT	$451	$313	$430	$277
Industrial/Feed average price per MT	$464	$334	$403	$298

Manufactured Product	$461	$325	$411	$290

Exchange Rate (Cdn$/US$)
			2011	2010

December 31			1.0170	0.9946
Fourth-quarter average conversion rate			1.0161	1.0213

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA AND EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” to net income and "EBITDA margin" to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Net income	$683	$508	$3,081	$1,775
Finance costs	34	34	159	121
Income taxes	247	193	1,066	701
Depreciation and amortization	115	124	489	449

EBITDA	$1,079	$859	$4,795	$3,046

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Sales	$1,865	$1,813	$8,715	$6,539
Freight, transportation and distribution	(86)	(115)	(496)	(488)

Net sales	$1,779	$1,698	$8,219	$6,051

Net income as a percentage of sales	37%	28%	35%	27%
EBITDA margin	61%	51%	58%	50%

EBITDA margin is calculated as EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010

Cash flow prior to working capital changes	$771	$680	$3,704	$2,509

Changes in non-cash operating working capital
Receivables	122	(70)	(155)	256
Inventories	(132)	(51)	(146)	66
Prepaid expenses and other current assets	(13)	—	(1)	(6)
Payables and accrued charges	118	178	83	306

Changes in non-cash operating working capital	95	57	(219)	622

Cash provided by operating activities	$866	$737	$3,485	$3,131
Additions to property, plant and equipment	(653)	(562)	(2,176)	(2,079)
Other assets and intangible assets	(61)	28	(72)	(71)
Changes in non-cash operating working capital	(95)	(57)	219	(622)

Free cash flow	$57	$146	$1,456	$359

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.